Exhibit 10.1

THIRD AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of May 28, 2021, by and between SILICON VALLEY BANK, a California corporation with an office located at 3003 Tasman Drive, Santa Clara, CA 95054 (“Bank” or “SVB”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement or otherwise a party hereto from time to time, including SVB in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and 89BIO, INC., a Delaware corporation with offices located at 142 Sansome Street, 2nd Floor, San Francisco, CA 94104 (“89Bio”), 89BIO MANAGEMENT, INC., a Delaware corporation with offices located at 142 Sansome Street, 2nd Floor, San Francisco, CA 94104 (“89Bio Management”), and 89BIO LTD, an Israeli company with offices located at 6 Hamada Street, Herzliya, Israel 4673340 (“89Bio Israel” or “ISR Borrower”) (89Bio, 89Bio Management, and 89Bio Israel, individually and collectively, jointly and severally, “Borrower”).

RECITALS

A. Collateral Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of April 7, 2020 (as amended by that certain First Amendment to Loan and Security Agreement dated March 30, 2021 and that certain Second Amendment to Loan and Security Agreement dated April 30, 2021, and amended or modified from time to time, the “Loan Agreement”).

B. Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Collateral Agent and Lenders (i) modify requirements related to the Draw Period and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Collateral Agent and Lenders have agreed to modify and to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.2(a) (Term Loans). Section 2.2(a)(i) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Third Amendment Effective Date in an aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 (the “Initial Term A Loan”). Thereafter, during the Draw Period and subject to the terms and conditions of this Agreement, Borrower may request and Lender shall make term loans to Borrower in an aggregate amount of Eighteen Million Five Hundred Thousand Dollars ($18,500,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (each a “Subsequent Term A Loan”, and collectively the “Subsequent Term A Loans” and together with the Initial Term A Loan, each a “Term A Loan”, and collectively the “Term A Loans”). Each Subsequent Term A Loan shall be in minimum increments of Two Million Five Hundred Thousand Dollars ($2,500,000.00). After repayment, no Term A Loan may be re-borrowed.”

2.2 Section 2.2(b) (Repayment). Section 2.2(b) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(b) Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (i) if the Amortization Date is October 1, 2022, twenty-four (24) months, and (ii) if the Amortization Date is April 1, 2023, eighteen (18) months. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date. Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).”

2.3 Section 3.1 (Conditions Precedent to Initial Credit Extension). Section 3.1 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“3.1 Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make a Term A Loan on the Third Amendment Effective Date is subject to the effectiveness of the Third Amendment.”

2.4 Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2(a)(viii) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(viii) Intentionally Omitted; and”

2.5 Section 13.1 (Definitions). The following terms and their respective definitions hereby are amended and restated, in Section 13.1 of the Loan Agreement as follows:

“Amortization Date” is October 1, 2022; provided, however, if Borrower achieves the Interest-Only Extension Milestone on or before September 30, 2022, the Amortization Date shall be automatically extended to April 1, 2023.

“Basic Rate” is the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the greater of (i) four and one-quarter percent (4.25%) and (ii) the sum of (a) the Prime Rate, as reported in The Wall Street Journal on the last Business Day of the month that immediately precedes the month in which the interest will accrue, plus (b) one percent (1.00%).

“Draw Period” is the period commencing on the Third Amendment Effective Date and ending on the earlier of (i) September 30, 2022, and (ii) the occurrence of an Event of Default.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d), equal to the aggregate original principal amount of such Term Loans advanced to the Borrower by the Lenders multiplied by the Final Payment Percentage, payable to Lenders in accordance with their respective Pro Rata Shares.

“Maturity Date” is September 1, 2024.

“Prepayment Fee” is, with respect to any Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i) for a prepayment made on or after the Funding Date of such Term Loan prior to the first anniversary of the Third Amendment Effective Date, three percent (3.00%) of the principal amount of such Term Loan prepaid;

(ii) for a prepayment made after the date which is on or after the first anniversary of the Funding Date of such Term Loan but prior to the second anniversary of the Third Amendment Effective Date, two percent (2.00%) of the principal amount of the Term Loans prepaid; and

(iii) for a prepayment made after the date which is on or after the second anniversary of the Third Amendment Effective Date but prior to the Maturity Date, one percent (1.00%) of the principal amount of the Term Loans prepaid.

“Second Draw Period” is the period commencing on the date of the occurrence of the Term B Milestones and ending on the earlier of (i) September 30, 2022, and (ii) the occurrence of an Event of Default; provided, however, that the Second Draw Period shall not commence if on the date of the occurrence of the Term B Milestones an Event of Default has occurred and is continuing.

“Term B Milestones” means the delivery by Borrower to Collateral Agent and the Lenders of evidence, in form and content acceptable to Collateral Agent and Lenders, of Borrower, prior to September 30, 2022, (i) achieving positive Phase 2a Open-Label Histology Data, and (ii) having entered into an executed and effective agreement for the in-licensing of an asset approved by Borrower’s board of directors.

2.6 Section 13.1 (Definitions). The following terms and their definitions are hereby added to Section 13.1 of the Loan Agreement in the appropriate alphabetical order as follows:

“Interest-Only Extension Milestone” means the delivery by Borrower to Collateral Agent and the Lenders of evidence, in form and content acceptable to Collateral Agent and Lenders, of Borrower’s receipt of net cash proceeds of at least Seventy-Five Million Dollars ($75,000,000) from the sale or issuance of Borrower’s equity securities.

“Third Amendment” means that certain Third Amendment to Loan and Security Agreement, dated as of the Third Amendment Effective Date, by and among Borrower, the Lenders party thereto and the Collateral Agent.

“Third Amendment Effective Date” is May 28, 2021.

2.7 Schedule 1.1. to the Loan Agreement is hereby replaced with Schedule 1.1. attached hereto.

3. Limitation of Amendment.

3.1 The amendments set forth in Section 2, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Collateral Agent and Lenders on the Effective Date, or subsequent thereto, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Collateral Agent and Lenders of (i) this Amendment by each party hereto, (ii) an officer’s certificate for Borrower that is a party to the Loan Documents, (iii) Warrants to Purchase Stock dated as of the Third Amendment Effective Date, and (iv) an Amended and Restated Warrant Side Letter dated as of the Third Amendment Effective Date, and (b) Borrower’s payment of all Lenders’ Expenses incurred through the date of this Amendment.

7. Condition Subsequent. On or prior to the date which is thirty (30) days after the Third Amendment Effective Date, or such later date as agreed to by Collateral Agent and the Lenders in their sole discretion, Borrower shall have delivered to Collateral Agent and the Lenders a fully executed Control Agreement for Borrower’s maintained at Morgan Stanley Smith Barney LLC (and any Affiliate thereof). Borrower agrees that failure to so shall be deemed an Event of Default under Section 8.2(a) of the Loan Agreement.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

89BIO, INC.		89BIO LTD

By	/s/ Rohan Palekar	By	/s/ Rohan Palekar
Name:	Rohan Palekar	Name:	Rohan Palekar
Title:	Chief Executive Officer	Title:	Chief Executive Officer

89BIO MANAGEMENT, INC

By	/s/ Rohan Palekar
Name:	Rohan Palekar
Title:	Chief Executive Officer

COLLATERAL AGENT AND LENDER:

SILICON VALLEY BANK

By	/s/ Max Eberhart
Name:	Max Eberhart
Title:	SVP

[Signature Page to Third Amendment to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

Term A Loan
Lender	Term Loan Commitment	Commitment Percentage
SILICON VALLEY BANK	$20,000,000.00	100.00%

TOTAL	$20,000,000.00	100.00%

Term B Loan
Lender	Term Loan Commitment	Commitment Percentage
SILICON VALLEY BANK	$5,000,000.00	100.00%

TOTAL	$5,000,000.00	100.00%

Aggregate (all Term Loans)
Lender	Term Loan Commitment	Commitment Percentage
SILICON VALLEY BANK	$25,000,000.00	100.00%

TOTAL	$25,000,000.00	100.00%